Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Allied Nevada Gold Corp. (the “Company”) for the registration of common stock, preferred stock, warrants and debt securities, and to the incorporation by reference therein of our report dated February 24, 2014, relating to the consolidated financial statements and internal control over financial reporting of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

November 18, 2014